CAMBEX CORPORATION
Incentive Bonus Plan
	The Cambex Corporation Incentive Bonus Plan is intended to advance the interests of Cambex Corporation and its wholly owned subsidiaries (the "Company") by providing incentives for its employees to increase the
Company's profitability.
	The terms of the Incentive Bonus Plan are as follows:
	1.	Term.  The Plan shall continue through the fiscal year ending
August 31, 19__.  It may be continued after that time by action of the
Cambex's Board of Directors.
	2.	Awards.  The Board of Directors may from time to time make
awards to such key employees of the Company as are selected by the Board of Directors in its discretion. Each award shall represent the right to earn a percentage of the pretax profit, as defined, of the Company or one of its business segments. All awards shall be made effective as of the beginning of a fiscal quarter and shall continue until the end of the fiscal year. It is intended, although not required, that awards shall generally be made annually and shall be effective for a full fiscal year.
	3.	Pre-Tax Profits.  In general, awards to employees will be
made based on pretax profits on the entire Company. If so determined by the Board, awards may be made on the basis of the contribution to pretax profits form a particular segment of the Company's business. In any such case, the awards shall specify the method of attributing pretax profits to the segment. The maximum aggregate incentive bonus awards for any fiscal year shall be
15% of the Company's pretax profits for such year, except as provided in paragraphs 4 and 5.
	For the purposes of the Plan, the Company's "pretax profit" shall mean its net income before taxes, as such net income appears in its financial statements, adjusted to eliminate items occurring outside the ordinary course of business, such as any profit or loss associated with the closedown of an operation, the sale of a material amount of assets outside the ordinary course, the adjustment of indebtedness arising prior to August 1, 1976 and the like, and adjusted to eliminate as well the effect of any award under the Plan.
	4.	Payments.  Advance payments against the payment of awards
shall be made to employees promptly after the Company's finalization of its results for each of its first three fiscal quarters in each year. Such advance payments shall be cumulative and shall be in an amount equal to thirty percent of each employee's awarded percentage of pretax profits for the first quarter in a fiscal year, forty percent of each employee's awarded percentage of pretax profits for the first two quarters of such year and fifty percent of pretax profits for the first three quarters of such year. Final payment of awards shall be made promptly after the Company's audited financial statements for a fiscal year are available.  The amount of the advance payments shall be credited against the amount of final payment.  If the advance payments actually paid to an employee exceed the amount of the final payment, the employee shall nonetheless be entitled to retain such advance payments actually made but not to receive any deferred payments not subsequently earned.
	5.	Deferral.  The Board of Directors may defer without interest any amount payable to an employee hereunder until such time as the Board of Directors in its sole discretion determines that the Company's cash resources permit such payment. However, payment will not be withheld if at the payment time the Company's payments to its trade creditors are less than sixty days.
	6.	Termination.  If the employment of an employee should be
terminated by the Company other than for cause, such employee shall be entitled after the availability of the Company's yearly audited financial statements to that portion of the award which he would have earned for the full fiscal year which the number of full weeks of his employment during the fiscal year is of fifty-two or if the advance payments actually paid to an employee exceed such amount, the employee shall nonetheless be entitled to retain such advance payments actually made but not to receive any deferred payments not subsequently earned. If an employee terminates voluntarily, he shall be entitled to receive, when the Company's cash resources permit, the amount of any advance payments accrued for his account as of the date of termination of his employment, but no further amounts. If an employee is terminated for cause, he shall receive no further payments hereunder for any reason unless the Board of Directors in its discretion shall otherwise determine, but he shall be entitled to retain any advance payments actually made to him.
	7.	No Employment or Other Rights.  No allocation of an award
participation to an employee shall impose any obligation on the Company or any subsidiary to continue such employee's employment nor shall it affect in any way the right of the Company or any subsidiary to terminate the employment relationship.  Moreover, the loss of any expected benefits under this Plan shall not be an element of damage arising from any alleged wrongful termination of employment.
	8.	Administration of the Plan.  The Plan shall be administered by the Board of Directors which subject to the express provisions of this Plan shall interpret its provisions and decide all questions and resolve all disputes which may arise in connection therewith. Such determinations shall be conclusive and shall bind all parties.
	9.	Nontransferability of Awards.  No award, nor any interest
therein, shall be transferable (by sale, pledge, gift or otherwise), and payments shall be made only to the employee, or in the case of his death, to his estate.
Adopted:
April 2, 1980